Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-154708 and 333-188451) and Form S-3 (No. 333-183350) of Jernigan Capital, Inc. of our report dated February 18, 2017, relating to the financial statements of Franklin Parent, LLC as of and for the year ended December 31, 2016, appearing in this Annual Report on Form 10-K of Jernigan Capital, Inc. for the year ended December 31, 2017.

/s/ FRAZEE IVY DAVIS, PLC
Memphis, Tennessee
March 2, 2018